UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SANCHEZ PRODUCTION PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	11-372489
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Main Street, Suite 3000 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Units Representing Limited Partner Interests	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable):

333-198440

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A/A is being filed to reflect the conversion (the “Conversion”) of Sanchez Production Partners LLC (“SPP LLC”) from a limited liability company formed under the laws of the State of Delaware to a limited partnership formed under the laws of the State of Delaware and named Sanchez Production Partners LP (the “Partnership”).

The Conversion was effected pursuant to a Plan of Conversion adopted by the board of managers of SPP LLC on August 25, 2014 and approved by SPP LLC’s unitholders on March 6, 2015.

As a result of the Conversion, the Partnership has a new certificate of limited partnership and agreement of limited partnership (the “New Charter Documents”).

In connection with the Conversion, each outstanding Class B common unit of SPP LLC was converted into one common unit of the Partnership, the outstanding Class A units of SPP LLC were converted into common units of the Partnership in a number equal to 2% of the Partnership’s common units outstanding immediately after the Conversion (after taking into account the conversion of such Class A units), and the outstanding Class Z unit of SPP LLC was cancelled. In addition, Sanchez Production Partners GP LLC became the general partner of the Partnership, and incentive distribution rights were issued to SP Holdings, LLC.

In accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), upon the effective time of the Conversion, the common units of the Registrant were deemed to be registered under Section 12(b) of the Exchange Act as the successor to SPP LLC. The Registrant, as successor to SPP LLC, hereby expressly adopts this Registration Statement on Form 8-A/A as its own for all purposes of the Exchange Act and, in accordance with the New Charter Documents, the Registrant hereby amends the following Item 1, Item 2 and other portions of SPP LLC’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 15, 2012 (the “Initial Registration Statement”), regarding the description of the Registrant’s equity as set forth therein. The common units of the Registrant will continue to trade on the NYSE MKT LLC (“NYSE MKT”) under the ticker symbol “SPP”. The Registrant expects that the NYSE MKT will update the ticker symbol to reflect the Registrant’s new name on March 9, 2015.

Effective as of the effective time of the Conversion on March 6, 2015, the Initial Registration Statement is amended and restated as follows:

Item 1.	Description of Registrant’s Securities to be Registered.

A description of the common units representing limited partner interests in the Registrant is set forth under the captions “Cash Distribution Policy and Restrictions on Distributions of Sanchez LP,” “Provisions of the Partnership Agreement Relating to Cash Distributions,” “Description of the Common Units” and “The Partnership Agreement” in the proxy statement/prospectus included in the Registrant’s Registration Statement on Form S-4 (Registration No. 333-198440), initially filed with the Securities and Exchange Commission on August 28, 2014, as amended, under the Securities Act of 1933, as amended, and as set forth in a prospectus filed in accordance with Rule 424(b) thereunder, which description is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

1	Certificate of Limited Partnership of Sanchez Production Partners LP (incorporated by reference to Exhibit 4.2 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

2	Agreement of Limited Partnership of Sanchez Production Partners LP (incorporated by reference to Exhibit 4.3 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

3	Certificate of Formation of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.4 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4	Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.5 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

5	Form of common unit certificate (incorporated by reference to Exhibit A to Exhibit 2 above).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 6, 2015	SANCHEZ PRODUCTION PARTNERS LP

	By:	Sanchez Production Partners GP LLC, its general partner

	By:	/s/ Charles C. Ward
	Name:	Charles C. Ward
	Title:	Chief Financial Officer, Treasurer & Secretary

EXHIBIT INDEX

Exhibit Number	Description

1	Certificate of Limited Partnership of Sanchez Production Partners LP (incorporated by reference to Exhibit 4.2 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

2	Agreement of Limited Partnership of Sanchez Production Partners LP (incorporated by reference to Exhibit 4.3 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

3	Certificate of Formation of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.4 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

4	Limited Liability Company Agreement of Sanchez Production Partners GP LLC (incorporated by reference to Exhibit 4.5 to Sanchez Production Partners LP’s Post-Effective Amendment No. 1 to Form S-4 (File No. 333-198440), filed on March 6, 2015).

5	Form of common unit certificate (incorporated by reference to Exhibit A to Exhibit 2 above).